Exhibit 19.01

Securities Trading Policy
Policy No.: S-026	Approved Date: August 31, 2024
Policy Owner: Corporate Law	Approved By: General Counsel

1. Purpose
Valero encourages its Employees to have a direct interest in Valero’s success through ownership of Valero securities. All Employees, however, are responsible for their own conduct and are required to avoid any appearance that he or she trades in securities, including Valero’s, on the basis of MNPI. Valero has therefore adopted the following regarding trading in securities.
2. Scope
This Securities Trading Policy (“Policy”) applies to Valero Energy Corporation and each of its wholly owned subsidiaries (collectively, “Valero” or the “Company”), as adopted by each entity, and to Valero’s employees, officers, and directors (“Employee”, or collectively, “Employees”). In addition, Valero expects all Business Partners to adhere to and follow the standards sets forth herein.
This Policy covers all transactions in securities, including but not limited to any open market purchases or sales of Company stock, elections made under Valero’s 401(k) plans to increase or decrease contributions for purchases of Company stock or make an intra-plan transfer, and charitable or other gifts of Valero stock.
3. Definitions
•“Business Partners” refers to third parties acting on Valero’s behalf, including but not limited to contractors, subcontractors, consultants, supplier, distributors, or other vendors.
•“Material Nonpublic Information” or “MNPI”, is information that is known, or reasonably should have been known, to have not been disseminated to the general public and that a reasonable investor would consider important in arriving at a decision to buy or sell securities, or if such information would otherwise be deemed material under federal securities laws, such as: earnings estimates, earnings results for a quarter/year, dividend increases or decreases, unscheduled downtime at key units, significant litigation developments, substantial purchases or sales of assets, or material cybersecurity incidents.
•A “Preclearance Officer” is Valero’s General Counsel, Corporate Secretary, or any Assistant Secretary.
•A “Restricted Person” is an Employee serving in roles designated as Director level and above.
•“Tipping” is communicating MNPI, directly or indirectly, to persons who might be expected to trade while in possession of such information.
4. Ownership and Responsibilities of Employees
Corporate Law is the Policy Owner and an Assistant Secretary will serve as the Policy Administrator.
Compliance with this Policy is mandatory. All Employees must:
•Understand how this Policy may apply to their job functions, and if applicable, read and complete all required training and certifications related to this Policy, if any;
•Ask their supervisor or the Corporate Law Department for guidance when they are uncertain about how to comply with this Policy; and
•Report violations or potential violations of this Policy.

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Securities Trading Policy
Policy No.: S-026	Approved Date: August 31, 2024
Policy Owner: Corporate Law	Approved By: General Counsel

5. Policy Statement
Employees may not purchase, sell or otherwise transact in Valero securities (or exercise options for Valero securities) while in possession of MNPI regarding Valero, engage in Tipping of such information, or otherwise use such information for personal benefit. Additionally, no Employee may purchase, sell, or write calls, puts, collars, options or other derivatives on Valero securities.
In addition, no Employee who, by virtue of his or her position, acquires MNPI about another publicly traded entity shall purchase, sell or otherwise transact in securities of such other entity, engage in Tipping of such information, or otherwise use such information for personal benefit. Any Employee who has any questions about whether information constitutes MNPI must contact a Preclearance Officer before trading.
Restricted Persons are required to preclear any transaction (e.g. open market sales and purchases, exercise of options, gifts or other transfers) in Valero securities with a Preclearance Officer. Upon receipt of a preclearance request, the Preclearance Officer will consult with appropriate members of management, as applicable, regarding the possible existence of MNPI. If no such information exists, trading approval may be granted for a period not to exceed 24-hours or such other period as determined reasonable and practicable under the circumstances. If, however, MNPI does exist, the Preclearance Officer will, depending on the Employee’s position, knowledge of, or potential access to, such information, withhold approval, which will also serve as a withdrawal of any other outstanding approvals previously granted.
The approval of a specific transaction does not relieve an Employee of the obligation to refrain from trading on the basis of MNPI; thus, notwithstanding any prior approval, if an Employee is in possession of MNPI, or subsequently becomes aware of MNPI, the Employee may not trade in Valero securities until such information becomes public or is no longer material.
6. Review Schedule
This Policy should be reviewed and approved biennially.

7. Compliance Resources and Reporting Channels
To ask questions or report suspected violations regarding this Policy please contact the Corporate Law Department or the confidential Valero Ethics Helpline, available at EthicsHelpLine.Valero.com or by calling toll free 855-219-2495 (within the U.S. or Canada, if calling from outside the U.S. or Canada, use the telephone numbers listed on the website).
8. References
The requirements of this Policy are in addition to the confidentiality requirements, including the sharing of MNPI, required under other Valero corporate policies, such as the following:
•Code of Business Conduct & Ethics
•Conduct Guidelines for Business Partners
•Corporate Governance Guidelines

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